Fresh Del Monte Produce Inc. Reports Third Quarter Earnings for Fiscal 2024
Gross Margin Increased By 180 Basis Points Compared to the Prior-Year Period: Driven by
Fresh and Value-Added Products Segment

Strategic Decision on Mann Packing Finalized to Enhance Profitability and Position for Growth

CORAL GABLES, FL. - October 31, 2024 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the third quarter ended September 27, 2024.

"We are pleased to report strong performance in the third quarter. Our strategic focus on high-margin, value-added products continues to deliver positive results, demonstrating the strength of our product innovations and our commitment to driving long-term profitability and value for our shareholders,” said Fresh Del Monte Chairman and CEO Mohammad Abu-Ghazaleh. "As committed, we have announced our decision on Mann Packing following our strategic review—a defining step that we believe will boost profitability, reinforce resilience, and deliver sustained growth.”
Financial highlights for the third quarter 2024:

Net sales for the third quarter of 2024 were $1,019.5 million compared with $1,003.1 million in the prior-year period. The increase in net sales was primarily driven by higher net sales in the Company's fresh and value-added product segment due to higher sales volume, as well as increased per unit selling prices principally of avocado and pineapple, as a result of strong market demand. The increase was partially offset by a decrease in net sales in the Company's banana segment, primarily driven by competitive market pressures.

Gross profit for the third quarter of 2024 was $93.8 million compared with $74.4 million in the prior-year period. The increase in gross profit was primarily driven by higher sales volume and higher per unit selling prices in the Company's fresh and value-added product segment, partially offset by higher per unit production and procurement costs, lower sales volume in the Company's banana segment, and the negative impact of fluctuations in exchange rates, primarily related to a stronger Costa Rican colon. Gross margin for the third quarter of 2024 increased to 9.2% compared with 7.4% in the prior-year period.

Gross profit for the third quarter of 2024 included $0.6 million of other product-related charges, net, primarily as a result of $1.0 million of additional logistic and inventory write-offs incurred as a result of Hurricane Beryl during July 2024, partially offset by $0.6 million of insurance recoveries related to shipment disruptions in the Red Sea during the second quarter of 2024. Gross profit for the third quarter of 2023 included $8.4 million of other product-related charges, net, comprised primarily of an inventory write-off and clean-up costs related to the flooding of a seasonal production facility in Greece due to heavy rainstorms. Excluding the net impact from the other product-related charges, Adjusted gross profit(1) for the third quarter of 2024 was $94.4 million compared with $82.8 million in the prior-year period.

Operating income for the third quarter of 2024 was $53.9 million compared with $25.4 million in the prior-year period. The increase in operating income was primarily driven by higher gross profit combined with the higher gain on the sale of property, plant and equipment.

Operating income for the third quarter of 2024 included asset impairment and other charges, net, of $0.2 million due to heavy wind and rainstorms in Chile, $7.7 million gain from the sale of a warehouse in Chile and $0.3 million gain from the sale of an idle packing facility in Costa Rica. In the prior-year period, operating income included the $8.4 million of inventory write-off primarily due to severe flooding in Greece, a $2.5 million of asset impairment and other charges related to impairments of grape vines in South America due to low productivity, idle land in Central America, and expenses incurred in connection with a cybersecurity incident in

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the first quarter of 2023. Additionally, there was a $2.0 million gain from the sale of underutilized assets in South and Central America. Excluding the net impact from the other product-related charges, Adjusted operating income(1) was $46.5 million compared with $34.3 million in the prior-year period.

Other (income) expense, net, for the third quarter of 2024 was a gain of $0.1 million compared with a loss of $7.1 million in the prior-year period. The change was primarily due to the equity earnings of unconsolidated companies within the food and nutrition sector and lower foreign currency losses as compared with the prior-year period.

FDP net income(2) for the third quarter of 2024 was $42.1 million compared with $8.4 million in the prior-year period and Adjusted FDP net income(1) was $37.0 million compared with $17.2 million in the prior-year period. Adjusted FDP net income for the third quarter of 2024, excludes the above-mentioned adjustments and the associated $2.3 million tax effect. In the prior-year period, Adjusted FDP net income excludes the above-mentioned adjustments and the associated $0.1 million tax effect.

Third Quarter 2024 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 27, 2024					September 29, 2023
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$623.7	61%	$63.3	67%	10.1%	$574.0	57%	$36.2	49%	6.3%
Banana	345.3	34%	21.3	23%	6.2%	384.7	38%	31.9	43%	8.3%
Other products and services	50.5	5%	9.2	10%	18.2%	44.4	5%	6.3	8%	14.2%
	$1,019.5	100%	$93.8	100%	9.2%	$1,003.1	100%	$74.4	100%	7.4%

	Nine months ended
	September 27, 2024					September 29, 2023

	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$1,994.6	61%	$197.2	68%	9.9%	$1,895.0	57%	$145.3	50%	7.7%
Banana	1,119.1	34%	72.8	25%	6.5%	1,258.6	38%	125.7	44%	10.0%
Other products and services	153.3	5%	19.2	7%	12.5%	158.5	5%	17.2	6%	10.9%
	$3,267.0	100%	$289.2	100%	8.9%	$3,312.1	100%	$288.2	100%	8.7%
(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.

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Fresh Del Monte Produce Inc.

Third Quarter 2024 Business Segment Performance
Fresh and Value-Added Products

Net sales for the third quarter of 2024 were $623.7 million compared with $574.0 million in the prior-year period. The increase in net sales was primarily a result of higher sales volume, as well as higher per unit selling prices in the Company's avocado, pineapple, prepared food, and fresh-cut fruit product lines due to strong market demand. These increases were partially offset by lower net sales of vegetables due to lower sales volume as a result of strategic volume rationalization.

Gross profit for the third quarter of 2024 was $63.3 million compared with $36.2 million in the prior-year period. The increase in gross profit was primarily driven by higher net sales and lower per unit production costs of pineapple and fresh-cut fruit, partially offset by the negative impact of fluctuations in exchange rates, primarily a stronger Costa Rican colon. Gross margin increased to 10.1% compared with 6.3% in the prior-year period.

Gross Profit for the third quarter of 2024 included $0.2 million of other product-related charges, net, primarily as a result of $0.6 million of additional logistic and inventory write-offs incurred as a result of Hurricane Beryl during July 2024, partially offset by $0.6 million of insurance recoveries related to shipment disruptions in the Red Sea during the second quarter of 2024. Gross profit for the third quarter of 2023 included $8.4 million of other product-related charges due to severe flooding caused by heavy rainstorms in Greece that impacted a seasonal production facility.
Banana

Net sales for the third quarter of 2024 were $345.3 million compared with $384.7 million in the prior-year period. The decrease in net sales was primarily due to lower sales volume in the Company's North America region, due to competitive market pressures, and lower sales volume in the Company's Asia region, caused by decreased supply from the Philippines as a result of weather-related events. The decrease was partially offset by higher per unit selling prices in Asia, resulting from lower industry supply.

Gross profit for the third quarter of 2024 was $21.3 million compared with $31.9 million in the prior-year period. The decrease in gross profit was principally driven by lower net sales, higher per unit production costs, and the negative impact of fluctuations in exchange rates due to a stronger Costa Rican colon, partially offset by lower per unit ocean freight costs. Gross margin decreased to 6.2% compared with 8.3% in the prior-year period.

Gross profit for the third quarter of 2024 included $0.4 million of other product-related charges, primarily as a result of additional logistic and inventory write-offs incurred as a result of Hurricane Beryl during July 2024.

Other Products and Services

Net sales for the third quarter of 2024 were $50.5 million compared with $44.4 million in the prior-year period. The increase in net sales was primarily driven by higher per unit selling prices in the Company's poultry and meats business, as well as higher net sales in the Company's third-party ocean freight services business due to higher rates.

Gross profit for the third quarter of 2024 was $9.2 million compared with $6.3 million in the prior-year period. The increase in gross profit was primarily a result of higher per unit selling prices and lower per unit production costs in the Company's poultry and meats business. Gross margin increased to 18.2% compared with 14.2% in the prior-year period.

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Cash Flows
Net cash provided by operating activities for the first nine months of 2024 was $187.2 million compared with $180.1 million in the prior-year period. The increase in net cash provided by operating activities was primarily driven by higher net income during the first nine months of 2024, as well as proceeds received from the termination of the Company's interest rate swap. The increase was partially offset by the impact of working capital fluctuations, primarily related to inventory.

Long Term Debt

Long-term debt decreased to $269.6 million at the end of the third quarter of 2024 from $401.0 million at the end of the third quarter of 2023, a decrease of approximately 33%.

Quarterly Cash Dividend

On October 29, 2024, the Company's Board of Directors declared a quarterly cash dividend of $0.25 per share, payable on December 6, 2024, to shareholders of record on November 14, 2024.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Net sales	$1,019.5	$1,003.1	$3,267.0	$3,312.1
Cost of products sold	925.1	920.3	2,977.0	3,013.7
Other product-related charges	0.6	8.4	0.8	10.2
Gross profit	93.8	74.4	289.2	288.2
Selling, general and administrative expenses	47.9	48.1	148.6	142.6
Gain on disposal of property, plant and equipment, net and subsidiary	8.2	1.6	26.6	35.8
Asset impairment and other charges, net	0.2	2.5	1.2	9.5
Operating income	53.9	25.4	166.0	171.9
Interest expense, net	4.2	5.4	14.0	19.4
Other (income) expense, net	(0.1)	7.1	5.2	22.7
Income before income taxes	49.8	12.9	146.8	129.8
Income tax provision	7.9	4.1	25.6	24.9
Net income	$41.9	$8.8	$121.2	$104.9
Less: Net (loss) income attributable to redeemable and noncontrolling interests	(0.2)	0.4	(0.6)	9.8
Net income attributable to Fresh Del Monte Produce Inc.	$42.1	$8.4	$121.8	$95.1
Earnings per share(1):
Basic	$0.88	$0.17	$2.55	$1.98
Diluted	$0.88	$0.17	$2.54	$1.97
Dividends declared per ordinary share	$0.25	$0.20	$0.75	$0.55
Weighted average number of ordinary shares:
Basic	47,936,254	48,121,978	47,855,020	48,015,874
Diluted	48,023,238	48,261,757	47,967,458	48,209,443
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 27, 2024	December 29, 2023
Assets
Current assets:
Cash and cash equivalents	$50.8	$33.8
Trade accounts receivable, net	390.3	387.0
Other accounts receivable, net	82.0	95.1
Inventories, net	588.7	599.9
Assets held for sale	25.6	4.5
Prepaid expenses and other current assets	28.9	24.0
Total current assets	1,166.3	1,144.3

Investments in and advances to unconsolidated companies	36.2	22.2
Property, plant and equipment, net	1,203.2	1,256.4
Operating lease right-of-use assets	194.7	213.8
Goodwill	402.2	401.9
Intangible assets, net	33.2	33.3
Deferred income taxes	52.6	51.5
Other noncurrent assets	68.5	60.7
Total assets	$3,156.9	$3,184.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$489.6	$479.0
Current maturities of debt and finance leases	1.5	1.4
Current maturities of operating leases	38.8	48.6
Other current liabilities	27.0	11.6
Total current liabilities	556.9	540.6

Long-term debt and finance leases	274.8	406.1
Retirement benefits	83.5	82.3
Deferred income taxes	77.3	72.7
Operating leases, less current maturities	130.5	142.1
Other noncurrent liabilities	26.3	27.6
Total liabilities	1,149.3	1,271.4
Commitments and contingencies
Redeemable noncontrolling interests	—	—
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	602.9	597.7
Retained earnings	1,427.0	1,341.4
Accumulated other comprehensive loss	(39.2)	(43.3)
Total Fresh Del Monte Produce Inc. shareholders' equity	1,991.2	1,896.3
Noncontrolling interests	16.4	16.4
Total shareholders' equity	2,007.6	1,912.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,156.9	$3,184.1

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 27, 2024	September 29, 2023
Operating activities:
Net income	$121.2	$104.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59.2	64.9
Amortization of debt issuance costs	0.4	0.4
Asset impairments	0.7	8.1
Share-based compensation expense	4.8	7.6
Change in uncertain tax positions	(1.3)	0.5
Deferred income taxes	3.4	(5.0)
Gain on disposal of property, plant and equipment and subsidiary	(26.6)	(35.8)
Other, net	(4.0)	(0.5)
Changes in operating assets and liabilities
Receivables	(0.4)	(7.1)
Inventories	12.7	74.7
Prepaid expenses and other current assets	(6.6)	(3.4)
Accounts payable and accrued expenses	26.2	(33.8)
Other assets and liabilities	(2.5)	4.6
Net cash provided by operating activities	187.2	180.1

Investing activities:
Capital expenditures	(34.1)	(40.7)
Proceeds from sales of property, plant and equipment and subsidiary	35.6	115.5
Insurance proceeds received for damage to property, plant and equipment, net	5.7	—
Investments in and advances to unconsolidated companies	(6.2)	(4.4)
Other investing activities	—	(0.5)
Net cash provided by investing activities	1.0	69.9

Financing activities:
Proceeds from debt	315.4	383.2
Payments on debt	(445.8)	(522.0)
Purchase of redeemable noncontrolling interest	—	(5.2)
Distributions to noncontrolling interests	—	(17.9)
Share-based awards settled in cash for taxes	(0.9)	(0.8)
Dividends paid	(35.9)	(26.4)
Payment of deferred financing costs	(2.2)	—
Other financing activities	(2.7)	(2.1)
Net cash used in financing activities	(172.1)	(191.2)
Effect of exchange rate changes on cash	0.9	1.9
Net increase in cash and cash equivalents	17.0	60.7
Cash and cash equivalents, beginning	33.8	17.2
Cash and cash equivalents, ending	$50.8	$77.9
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Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and subsidiary and other product-related charges. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for asset impairment and other (credits) charges, net, gain on disposal of property, plant and equipment, net and subsidiary, and other product-related charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	September 27, 2024				September 29, 2023
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$93.8	$53.9	$42.1	$0.88	$74.4	$25.4	$8.4	$0.17
Adjustments:
Other product-related charges (1)	0.6	0.6	0.6	0.01	8.4	8.4	8.4	0.17
Asset impairment and other charges, net (2)	—	0.2	0.2	—	—	2.5	2.5	0.05
Gain on disposal of property, plant and equipment, net and subsidiary (3)	—	(8.2)	(8.2)	(0.17)	—	(2.0)	(2.0)	(0.04)
Other adjustments (4)	—	—	—	—	—	—	—	—
Tax effects of all adjustments (5)	—	—	2.3	0.05	—	—	(0.1)	—
As adjusted	$94.4	$46.5	$37.0	$0.77	$82.8	$34.3	$17.2	$0.35

	Nine months ended
	September 27, 2024				September 29, 2023
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$289.2	$166.0	$121.8	$2.54	$288.2	$171.9	$95.1	$1.97
Adjustments:
Other product-related charges (1)	0.8	0.8	0.8	0.02	10.2	10.2	10.2	0.21
Asset impairment and other charges, net (2)	—	1.2	1.2	0.02	—	9.5	9.5	0.20
Gain on disposal of property, plant and equipment, net and subsidiary (3)	—	(26.6)	(26.6)	(0.56)	—	(38.3)	(38.3)	(0.79)
Other adjustments (4)	—	—	—	—	—	—	7.6	0.16
Tax effects of all adjustments (5)	—	—	6.6	0.14	—	—	5.9	0.12
As adjusted	$290.0	$141.4	$103.8	$2.16	$298.4	$153.3	$90.0	$1.87

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 27, 2024				September 29, 2023
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$63.3	$21.3	$9.2	$93.8	$36.2	$31.9	$6.3	$74.4
Adjustments:
Other product-related charges (1)	0.2	0.4	—	0.6	8.4	—	—	8.4
Adjusted gross profit	$63.5	$21.7	$9.2	$94.4	$44.6	$31.9	$6.3	$82.8

Net Sales	$623.7	$345.3	$50.5	$1,019.5	$574.0	$384.7	$44.4	$1,003.1
Gross margin (a)	10.1%	6.2%	18.2%	9.2%	6.3%	8.3%	14.2%	7.4%
Adjusted gross margin (b)	10.2%	6.3%	18.2%	9.3%	7.8%	8.3%	14.2%	8.3%

	Nine months ended
	September 27, 2024				September 29, 2023
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$197.2	$72.8	$19.2	$289.2	$145.3	$125.7	$17.2	$288.2
Adjustments:
Other product-related (credits) charges (1)	0.4	0.4	—	0.8	10.1	0.1	—	10.2
Adjusted Gross profit	$197.6	$73.2	$19.2	$290.0	$155.4	$125.8	$17.2	$298.4

Net Sales	$1,994.6	$1,119.1	$153.3	$3,267.0	$1,895.0	$1,258.6	$158.5	$3,312.1
Gross margin (a)	9.9%	6.5%	12.5%	8.9%	7.7%	10.0%	10.9%	8.7%
Adjusted Gross margin (b)	9.9%	6.5%	12.5%	8.9%	8.2%	10.0%	10.9%	9.0%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of net sales.

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended
	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Net income attributable to Fresh Del Monte Produce Inc.	$42.1	$8.4	$121.8	$95.1
Interest expense, net	4.2	5.4	14.0	19.4
Income tax provision	7.9	4.1	25.6	24.9
Depreciation & amortization	19.5	21.2	59.2	64.9
Share-based compensation expense	2.0	2.4	4.8	7.6
EBITDA	$75.7	$41.5	$225.4	$211.9

Adjustments:
Other product-related charges (1)	0.6	8.4	0.8	10.2
Asset impairment and other charges, net (2)	0.2	2.5	1.2	9.5
Gain on disposal of property, plant and equipment, net and subsidiary (3)	(8.2)	(2.0)	(26.6)	(38.3)
Other adjustments (4)	—	—	—	7.6
Adjusted EBITDA	$68.3	$50.4	$200.8	$200.9

Net sales	$1,019.5	$1,003.1	$3,267.0	$3,312.1
Net income margin (a)	4.1%	0.8%	3.7%	2.9%
(a) Calculated as Net income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
EBITDA margin (b)	7.4%	4.1%	6.9%	6.4%
(b) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (c)	6.7%	5.0%	6.1%	6.1%
(c) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended September 27, 2024, primarily consisted of $1.0 million of additional logistic and inventory write-off expenses incurred as a result of Hurricane Beryl during July 2024, partially offset by $0.6 million of insurance recoveries related to shipment disruptions in the Red Sea during the second quarter of 2024. For the nine months ended September 27, 2024, other product-related charges also consisted of $1.2 million of severance charges from the outsourcing of certain functions within our fresh and value-added operations, partially offset by $1.7 million of insurance recoveries, net of expenses, associated with Greece production facility flooding. Other product-related charges for the quarter ended September 29, 2023, primarily consisted of an inventory write-off and clean-up costs of $8.4 million due to severe flooding caused by heavy rainstorms in Greece that impacted a seasonal production facility. For the nine months ended September 29, 2023, other product-related charges also included inventory write-offs of $1.8 million, which were primarily related to the sale of two distribution centers in Saudi Arabia.

(2)Asset impairment and other charges, net for the quarter ended September 27, 2024, primarily consisted of $0.2 million of property, plant and equipment damage due to heavy wind and rainstorms in Chile. For the nine months ended September 27, 2024, asset impairment and other charges, net also included $1.8 million of legal settlement charges and $0.5 million of reserves related to a potential liability arising from our third-party logistics operations (refer to the Form 10-Q for the quarter and nine months ended September 27, 2024, for further information on this matter), partially offset by $2.0 million of insurance recoveries associated with fire damage to a warehouse facility in South America during the fourth quarter of 2023. Asset impairment and other charges, net for the quarter ended September 29, 2023, primarily consisted of impairment charges related to low-yielding banana farms in the Philippines of $3.7 million, property, plant and equipment damage of $0.9 million due to severe flooding caused by heavy rainstorms in Greece, and impairment of right-of-use asset in South America of $0.7 million, partially offset by insurance reimbursement and other credits of $2.8 million in connection with a cybersecurity incident, which occurred during early 2023. For the nine months ended September 29, 2023, asset impairment and other charges, net also included impairment charges due to low productivity grape vines in South America, idle land in Central America, and expenses incurred in connection with a cybersecurity incident which occurred during early 2023. The cybersecurity incident temporarily impacted certain of the Company's operational and information technology systems and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors.
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(3)Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended September 27, 2024, primarily consisted of a $7.7 million gain from the sale of a warehouse in Chile and a $0.3 million gain from the sale of an idle packing facility in Costa Rica. For the nine months ended September 27, 2024, gain on disposal of property, plant and equipment, net and subsidiary also included a $14.7 million gain from the sale of two idle facilities in South America and a $3.4 million gain from the sale of a warehouse in Europe. Gain on disposal of property, plant and equipment, net and subsidiary for the quarter ended September 29, 2023, primarily consisted of a gain of $2.4 million related to the sale of a carrier vessel, partially offset by the loss of $0.4 million related to disposals of a farm in the Philippines and a plantation in Costa Rica. For the nine months ended September 29, 2023, gain on disposal of property, plant and equipment, net and subsidiary also included a $20.5 million gain on the sale of two distribution centers and related assets in Saudi Arabia, a $7.0 million gain on the sale of an idle facility in North America, a $3.8 million gain on the sale of the Company's plastics business subsidiary in South America and gains on the sales of land assets in South and Central America.

(4)Other adjustments for the nine months ended September 29, 2023, primarily related to the portions of the gain on disposal of property, plant and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes.
Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2024 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods Corporation II Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. The company also markets its products under the MANN™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, 2023, and 2024 Fresh Del Monte Produce was ranked as one of "American's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

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Fresh Del Monte Produce Inc.

Forward-looking Information
This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including: the Company’s focus on high-margin, value-added products; our ability to streamline operations and the impact that may have on our profitability and future growth; our ability to generate value for shareholders, including through focusing on its strengths in pineapple, fresh-cut fruit, avocados and value-added products; our expectations regarding our ability to implement strategic alternatives for streamlining our Mann Packing business, and any impact on our profitability and financial condition; our ongoing commitment to future growth, operational excellence and meeting evolving customer and consumer demands; our expectations regarding our pineapple varieties and related innovations, and our ability to expand production and meet the ongoing demand; our expectations regarding customer growth and the expansion and diversification of our product offerings; our expectations regarding our fresh-cut facilities; our expectations regarding our avocado and avocado-related products, as well as our ability to meet the growing demand from key customers and further drive innovation; our ability to strengthen our leadership, and the impact that may have on our business; our ongoing commitment to maximize the full utilization of our biomass, as well as the intended use and timing of such biofertilizers and the impact on our sustainability efforts; our anticipating completion of the sale of certain assets of Fresh Leaf Farms; the impact of recent and future weather-related events on our business, and our ability to recover insurance proceeds, if any, to cover any damage or expenses; our expectations for the tax rate; our commitment to maintaining a prudent capital structure and creating long-term value for shareholders; our expected capital expenditures in 2024; our expected segment results for the full year; our expected net sales and gross margin for the fresh and value-added segment; the impact of any strategic initiative to improve gross margin, including consolidating facilities, expanding fresh-cut facilities, managing product and procurement costs and expanding market presence and our anticipated sales volume regarding our banana segment, any supply and shipping challenges that we may encounter. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) ongoing elevated commodity and supply chain costs, including costs of raw materials, packaging materials, labor, energy, fuel and transportation, (ii) the Company’s ability to successfully execute on its strategic growth plans, including the use of AI, biofertilizers and other technology to effectively manage costs and pricing, (iii) the outcome and anticipated timing of strategic alternatives with respect to the Mann Packing operation, and any impact on our business and results of operations, (iv) the impact of foreign currency fluctuations, including the effectiveness of our hedging activities, (v) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (vi) the impact of ongoing conflict in the Middle East on supply chain logistics and other disruptions in the Company's supply chain, (vii) trends and other factors affecting consumer preferences or consumer, including customers’ reception of our new product offerings and innovation, (viii) factors outside the Company’s control that impact its and other growers’ crop quality and yields, such as severe weather conditions, crop disease, disruptions or issues that impact its production facilities or complex logistics network, and the availability of sufficient labor during peak growing and harvesting seasons, (ix) competitive pressures and the Company’s ability to realize the full benefits of the inflation driven price increases implemented, (x) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xii) damage to our reputation or brand names or negative publicity about our products, (xiii) the Company’s ability to successfully manage the risks associated with international operations, (xiv) the impact of severe weather conditions and natural disasters, such as flooding, hurricanes, earthquakes, (xv) the adequacy of insurance coverage and (xvi) the Company’s ability to close the sale of Fresh Leaf Farms. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
305-520-8433
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com

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